ARTICLES OF INCORPORATION



CHAPTER I: NAME, PURPOSE, DOMICILE, DURATION


Article 1 - Name

The Corporation named

                                  ISOTIS S.A.
                                  (ISOTIS AG)
                                 (ISOTIS Ltd)

is governed by the present Articles of Incorporation and by Chapter XXVI of the Swiss Code of Obligations.


Article 2 - Purpose

The purpose of the Corporation is the research, the study, the development, the manufacturing, the promotion, the sale, the license and the marketing of products, substances, processes, devices and technologies, in the field of, but not restricted to, tissue engineering, cell therapy and gene therapy.

In order to achieve this purpose, the Corporation may :

- have any financial, commercial, or industrial activity in the fields of movable or immovable property or intellectual property, in direct or indirect connection with its purpose;

-    create branches, or subsidiaries in Switzerland or abroad;

- participate in any enterprise which has direct or indirect connection with its purpose;

- give loans or guarantees to shareholders or third parties if it is in its best interest.

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Article 3 - Domicile

The domicile of the Corporation is in Lausanne.


Article 4 - Duration

The duration of the Corporation is unlimited.


CHAPTER II - SHARE CAPITAL


Article 5 - Nominal value - Division

The share capital amounts to CHF 69,110,387.

It is divided into 69,110,387 registered shares with a nominal value of CHF 1 each, fully paid-in.

According to an agreement for contribution in kind dated December 6 and 9, 2002, the Corporation acquires from shareholders of IsoTis N.V., a company with its statutory seat in Amsterdam (The Netherlands), representing 90.66% of the share capital of such company, 17,973,506 ordinary shares of IsoTis N.V. with a nominal value of EUR 0.04 each, fully paid-in. This contribution in kind is accepted for the price of CHF 25,162,908 and paid by the transfer to those shareholders of IsoTis N.V. of a total of 25,162,908 registered shares of the Corporation with a nominal value of CHF 1 each, fully paid-in.

According to an agreement for contribution in kind dated December 19 and 20, 2002, the Corporation acquires from shareholders of IsoTis N.V., a company with its statutory seat in Amsterdam (The Netherlands), representing 7.46% of the share capital of such company, 1,479,732 ordinary shares of IsoTis N.V. with a nominal value of EUR 0.04 each, fully paid-in. This contribution in kind is accepted for the price of CHF 2,071,624 and paid by the transfer to those shareholders of IsoTis N.V. of a total of 2,071,624 registered shares of the Corporation with a nominal value of CHF 1 each, fully paid-in.

According to an agreement for contribution in kind dated May 8 and 9, 2003, the Corporation acquires from shareholders of IsoTis N.V., a company with its statutory seat in Amsterdam (The Netherlands), representing 1.32% of the share capital of such company, 261,927 ordinary shares of IsoTis N.V. with a nominal

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value of EUR 0.04 each, fully paid-in. This contribution in kind is accepted for the price of CHF 366,697 and paid by the transfer to those shareholders of IsoTis N.V. of a total of 366,697 registered shares of the Corporation with a nominal value of CHF 1 each, fully paid-in.

According to an agreement for contribution in kind dated June 25, 2003, as amended as of August 28, 2003, the Corporation acquires from GenSci Regeneration Sciences Inc., a company with its statutory seat in Vancouver (Province of British Columbia, Canada), all the shares in the capital of GenSci OrthoBiologics Inc., a company with its head office in Irvine (California, USA), as well as a shareholders' loan of US$ 23,394,889.10 against GenSci OrthoBiologics Inc., a license granted by the company BioInterfaces Inc. and trademarks. This contribution in kind is accepted for the total price of CHF 27,521,930 and paid by the delivery to GenSci Regeneration Sciences Inc. of a total of 27,521,930 registered shares of the Corporation with a nominal value of CHF-1 each, fully paid-in.


Article 6 - Authorized Capital

The Board of Directors is authorized until June 19, 2004 to increase the share capital by a maximum amount of CHF 2,700,000 through the issuance of a maximum of 2,700,000 fully paid-in registered shares with a nominal value of CHF 1 each. The Board of Directors is authorized to determine the issuance price, the type of contributions as well as the date from which the newly issued registered shares will entitle to dividends. The Board of Directors is also authorized to decide the increase of the share capital by conversion of freely disposable equity.

The preemptive right of the shareholders to subscribe the newly issued registered shares is withdrawn in order to enable the acquisition of companies or interests into companies, the acquisition of technologies, or the financing of partnerships or research and development projects.

The newly issued registered shares will be subject to the transfer limitations foreseen in articles 9 and 10 of the Articles of Incorporation.


Article 6bis - Authorized Capital

The Board of Directors is authorized until November 20, 2004 to increase the share capital by a maximum amount of CHF 600,000 through the issuance of a maximum of 600,000 registered shares with a nominal value of CHF 1 each, to

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be fully paid-in by the contribution in kind of ordinary shares in the capital of the company IsoTis N.V. in Amsterdam (The Netherlands), with a nominal value of EUR 0.04 each, at an exchange ratio of 1.4 newly issued shares per share of IsoTis N.V.

The Board of Directors is authorised to determine the date from which the newly issued registered shares will be entitled to dividends.

The preemptive right of the shareholders to subscribe the newly issued registered shares is withdrawn in order to enable their subscription by the Bank ABN AMRO acting as trustee on behalf of shareholders of IsoTis N.V. having accepted to exchange their shares of IsoTis N.V. against shares of the Corporation.

The newly issued registered shares will be subject to the transfer limitations foreseen in articles 9 and 10 of the Articles of Incorporation.


Article 7 - Conditional Capital

The share capital of the Corporation shall be increased by a maximum amount of CHF 7,000,000 divided into a maximum of 7,000,000 fully paid-in registered shares with a nominal value of CHF 1 each.

The share capital shall be increased by the exercise of option rights to be granted to employees and Board members of the Corporation and of its subsidiaries according to stock option plans drafted by the Board of Directors. The preemptive right of the shareholders to subscribe the newly issued registered shares is withdrawn.

The newly issued registered shares will be subject to the transfer limitations foreseen in articles 9 and 10 of the Articles of Incorporation.


Article 7bis - Conditional Capital

(repealed)


Article 7ter - Conditional Capital

(repealed)

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Article 8 - The Shares

The shares are numbered. They are signed by one member of the Board of Directors. The signature may be printed.

They can be incorporated into certificates representing several shares.

The Corporation may abstain from the printing and delivery of the shares. Any shareholder may at any time call upon the Corporation to issue a written confirmation for his shares. However, the shareholder is not entitled to a claim for printing and delivery of the shares.

The shares which are not incorporated into a certificate and the related right to assets can only be pledged by written contract and only in favor of the bank with which the shares are booked.

The Corporation keeps a shareholders' register which mentions the name and the address of the shareholders and of the usufructuaries.

Is considered as shareholder vis-a-vis the Corporation the person who is recorded in the shareholders' register.

The registered shares may be converted into bearer shares and vice-versa.

If a share is owned by several persons, they have to appoint a joint representative who is registered in the shareholders' register.


Article 9 - Transfer of shares

The transfer of a share by a legal deed is made by endorsement of the share or by a written declaration and, in both cases, by remittance of the share. The shares which are not incorporated into a certificate and the related rights, which are themselves not incorporated into a certificate, can be transferred only by cession. The cession is valid only if the Corporation has been informed.

The transfer of shares is subject to the approval of the Corporation.

The approval is the responsibility of the Board of Directors, which can delegate such approval to one or several members.


Article 10 - Approval of transfer

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Unless it is dissolved, the Corporation can refuse to approve the transfer of shares and the creation of an usufruct if the acquirer has not expressly declared that he acquires such shares in his own name and for his own account.


Article 11 - Duty to present a bid

Whoever, directly, indirectly or acting in concert with third parties, acquires equity securities such that such person's stake, together with the securities that he already owns, thereby exceeds the threshold of 40% of the voting rights of the target Corporation, regardless of whether such right are exercisable, shall be required to present a bid for all of the listed equity securities of the Corporation (opting-up - article 32 of the Federal Law on Stock Exchanges and Securities Trading).


CHAPTER III: CORPORATE BODIES


Article 12

The corporate bodies of the Corporation are :

a) the General Meeting of Shareholders;
b) the Board of Directors;
c) the Auditors.


----------------------THE GENERAL MEETING OF SHAREHOLDERS---------------------


Article 13 - Functions

The General Meeting of Shareholders is the supreme corporate body of the Corporation.

It has the following inalienable powers :

1.   to adopt and amend the Articles of Incorporation;

2.   to elect the members of the Board of Directors and the Auditors;

3.   to approve the annual report and the consolidated statements of account;

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4.   to approve the annual financial statements and to decide on the use of the balance sheet profit, in particular, the declaration of dividends and of profit sharing by directors;

5.   to give discharge to the members of the Board of Directors;

6. to take any and all resolutions on matters which are by law or by the Articles of Incorporation reserved to the General Meeting of Shareholders.


Article 14 - Calling

The General Meeting of Shareholders is called for an ordinary meeting once per year, within six months after the close of the business year, in order to make all the operations provided for by the law and the Articles of Incorporation, in particular to decide on the management of the Board of Directors and on the accounts of the business year.

It meets in extraordinary meeting each time the Board of Directors deems it useful or necessary, or at the request of one or several shareholders representing at least one tenth of the share capital. The Auditors, the Liquidators and, as the case might be, the representatives of bondholders, are also entitled to call the meeting.


Article 15 - Form

The calling is made twenty days in advance of the chosen date by publication in the Swiss Official Gazette of Commerce as well as by a letter addressed to each person recorded in the shareholders' register. It mentions the agenda and the proposals of the Board of Directors as well, as the case might be, as the proposals of the shareholders who have asked for the meeting to be called or for an item to be included in the agenda.

The calling of the ordinary General Meeting of Shareholders mentions in addition the fact that the business report and the report of the Auditors are at the disposal of the shareholders at the domicile of the Corporation.


Article 16 - Meeting of all shareholders

The owners or their proxies of all shares may, if no objection is raised, hold a General Meeting of Shareholders without observing the formalities for the calling of a meeting. As long as the owners or proxies of all shares are present,

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all items within the powers of a General Meeting of Shareholders may validly be discussed and decided upon at such meeting.


Article 17 - Formation of the meeting - chairman

The meeting is validly constituted whatever the number of shares represented.

It is chaired by the chairman of the Board of Directors or his substitute.


Article 18 - Resolutions

Each share carries one vote.

The General Meeting of Shareholders passes resolutions and carries out elections by absolute majority of the votes allocated to the shares represented, to the extent the law or the Articles of Incorporation do not provide otherwise.

A resolution of the General Meeting of Shareholders passed by at least two thirds of the votes represented and the absolute majority of the nominal value of shares represented, shall be required for :

1.   the change of the Corporation purpose;

2.   the creation of shares with privileged voting rights;

3.   the restriction of the transferability of registered shares;

4.   the authorized or conditional increase of the share capital;

5. the increase of the share capital out of equity, against contributions in kind or for the purpose of acquisition of assets, and the granting of special benefits;

6.   the limitation or withdrawal of preemptive rights;

7.   the change of the domicile of the Corporation;

8.   the dissolution of the Corporation without liquidation.


Article 19 - Votes

The votes are made by show of hands unless a vote by secret poll is required by one or several shareholders representing at least 5% of the votes represented or by the chairman of the meeting.

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----------------------------THE BOARD OF DIRECTORS----------------------------


Article 20 - Composition - Duration of office - Organization

The Board of Directors of the Corporation shall be composed of one or several members who must be shareholders.

The members of the Board of Directors are elected for three years and may be re-elected.

The Board of Directors designates its chairman and its secretary; the latter need not be a member of the Board of Directors.


Article 21 - Duties

The Board of Directors has all the powers that the law or the Articles of Incorporation do not assign expressly to the General Meeting of Shareholders or to another corporate body.

It shall manage the business of the Corporation insofar as it has not delegated it to the management.

It has the following nontransferable and inalienable duties :

1. to exercise the ultimate management of the Corporation and give the necessary directives;

2.   to establish the organization;

3. to structure the accounting system and the financial controls as well as the financial planning insofar as this is necessary to manage the Corporation;

4. to appoint and remove the persons entrusted with the management and representation;

5. to exercise the ultimate supervision of the persons entrusted with the management, in particular, in view of compliance with the law, the Articles of Incorporation, regulations and directives;

6. to prepare the business report, to prepare the General Meeting of Shareholders, and to implement its resolutions;

7.   to notify the judge in the case of overindebtedness.

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Article 22 - Delegation of the management

The Board of Directors may fully or partially delegate the management to one or several members (managing directors) or to third parties (managers) in accordance with the organizational regulation.


Article 23 - Representation of the Corporation

The Board of Directors decides on the type of representation of the Corporation.

It may delegate the power of representation to one or several members (managing directors) or to third parties (managers, holders of procuration, commercial mandate holders).


Article 24 - Resolutions

If the Board of Directors is composed of several members, the resolutions are adopted by the majority of the members. Resolutions related to reports of increase of the share capital as well as resolutions which shall be notarized are adopted by the majority of the members attending the meeting, without restriction as to minimum participation.

The chairman has a casting vote.

Resolutions of the Board of Directors may also be adopted, by the majority of the members, by way of written consent to a proposition, unless a member requests discussion.


Article 25 - Calling - Minutes

The Board of Directors meets as often as the business of the Corporation requires, on notice given by its chairman.

Deliberations and resolutions of the Board of Directors shall be minuted and signed by the meeting chairman and the secretary.


-----------------------------------THE AUDITORS-------------------------------

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Article 26

The General Meeting of Shareholders elects each year one Auditor who has the duties provided for by the law. He must be registered in the Trade Register.

The Auditor shall have the qualifications necessary for the fulfillment of his duties with the Corporation.

The Auditor must be independent from the Board of Directors and from any potential shareholder who has a majority of votes.

The Auditor shall be present at the ordinary General Meeting of Shareholders, unless his presence is waived by unanimous vote

The General Meeting of Shareholders may elect each year a special Auditor, who may be re-elected, for the specific verifications (provided for, in particular, by articles 652f, 653f and 653i of the Swiss Code of Obligations) required for the increase of the share capital.


CHAPTER IV : ACCOUNTS - PROFITS


Article 27 - Business years

The Business years are annual; they close on December 31 of each year, for the first time on December 31, 1997.


Article 28 - Annual financial statements

The annual financial statements, composed of the profit and loss statement, the balance sheet and the attachment are established in accordance with the provisions of the Swiss Code of Obligations.


Article 29 - Use of profits

The General Meeting of Shareholders resolves on the use of balance sheet profits, without prejudice of the compulsory allocation to the legal reserve fund, as provided for by article 671 of the Swiss Code of Obligations.

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CHAPTER V : PUBLICATIONS


Article 30

The publications of the Corporation are validly done by publication in the Swiss Official Gazette of Commerce.


CHAPTER VI : DISSOLUTION


Article 31

If the General Meeting of Shareholders resolves as to the dissolution of the Corporation, the liquidation is carried out by the Board of Directors, unless the General Meeting of Shareholders elects other liquidators.

The net assets after payment of the debts of the Corporation shall be distributed to the shareholders in proportion to the amounts paid in.


CHAPTER VII : JURISDICTION


Article 32

Disputes between shareholders and the Corporation or its corporate bodies and disputes between shareholders themselves regarding the business of the Corporation are to be filed with the judge of the domicile of the Corporation.



ARTICLES OF INCORPORATION adopted by the constitutive General Meeting of Shareholders of June 27, 1996, and amended at the meeting of the Board of Directors of October 28, 2003.

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